Exhibit 99.1

November 1, 2011	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

Net Income Rises More than 9 Percent in the Quarter;
Led by Higher ONEOK Partners Operating Results

TULSA, Okla. – Nov. 1, 2011 – ONEOK, Inc. (NYSE: OKE) today announced third-quarter 2011 earnings of 57 cents per diluted share, compared with 51 cents per diluted share for the same period last year.  Third-quarter net income attributable to ONEOK was $60.3 million, compared with $55.3 million for the same period in 2010.

Nine-month period 2011 net income attributable to ONEOK was $245.6 million, or $2.28 per diluted share, compared with $251.6 million, or $2.34 per diluted share, for the same period last year.

ONEOK also increased its 2011 net income guidance to the range of $345 million to $365 million compared with the previous guidance of $325 million to $345 million, reflecting higher expected earnings in the ONEOK Partners segment.

“We continued to build on our solid second-quarter results and performed well in the third quarter,” said John W. Gibson, ONEOK chairman, president and chief executive officer.  “Our ONEOK Partners segment turned in exceptional third-quarter results, due primarily to strong natural gas liquids price differentials and higher volumes.

“Our distribution segment delivered a solid quarter, while our energy services segment continues to face a challenging market,” Gibson said.

ONEOK’s third-quarter 2011 operating income was $248.9 million, a 33-percent increase compared with $186.9 million for the third quarter 2010.

Third-quarter 2011 operating income benefited from higher natural gas liquids (NGL) optimization, isomerization and exchange margins resulting from favorable NGL price differentials and increased NGL fractionation and transportation capacity available for optimization activities; higher net realized NGL and condensate prices, higher NGL volumes gathered and fractionated and higher natural gas volumes processed, offset partially by the

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ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

deconsolidation of Overland Pass Pipeline in September 2010 in the natural gas liquids business in the ONEOK Partners segment.

Third-quarter 2011 distribution segment results were relatively unchanged compared with the same period last year.

The energy services segment had lower third-quarter results due primarily to lower transportation margins, net of hedging activities, resulting from narrower realized natural gas price location differentials.

Year-to-date 2011 operating income was $795.8 million, compared with $702.9 million for the same period last year.

The nine-month 2011 increase was driven primarily by higher NGL optimization, isomerization and exchange margins resulting from favorable NGL price differentials and increased NGL fractionation and transportation capacity available for optimization activities; higher NGL volumes gathered and fractionated, higher net realized commodity prices and higher natural gas volumes processed, offset partially by the deconsolidation of Overland Pass Pipeline in September 2010 in the natural gas liquids business in the ONEOK Partners segment.

These increases were offset by lower earnings in the energy services segment due primarily to lower transportation margins, net of hedging activities, resulting from narrower realized natural gas price location differentials, lower storage and marketing margins, net of hedging activities, and lower premium-services margins.

Nine-month 2011 distribution segment results were lower as a result of higher operating costs, primarily higher share-based compensation, and higher depreciation and amortization expense.

Operating costs for the third quarter 2011 were $209.0 million, compared with $203.4 million in the same period last year.  Operating costs for the nine-month 2011 period were $658.4 million, compared with $610.3 million in the same period last year.  The increase for the nine-month 2011 period was due to higher labor and other employee-benefit costs, including share-based compensation costs; higher property taxes; and higher expenses for materials and outside services in the ONEOK Partners segment.

Share-based compensation costs relate primarily to the company’s employee stock award program that awards eligible employees with a share of company stock whenever the stock closes at a new one-dollar high.  Through Sept. 30, 2011, the company awarded 20 shares of company stock to each employee at a cost of $9.7 million, which includes taxes paid on behalf of employees.

> View earnings tables

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ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

THIRD-QUARTER 2011 SUMMARY:

•	Operating income of $248.9 million, compared with $186.9 million in the third quarter 2010;
•	ONEOK Partners segment operating income of $242.4 million, compared with $160.5 million in the third quarter 2010;
•	Distribution segment operating income of $19.4 million, compared with $19.6 million in the third quarter 2010;
•	Energy services segment operating loss of $12.7 million, compared with operating income of $6.9 million in the third quarter 2010;
•
Distributions declared from the company’s general partner interest in ONEOK Partners of $36.7 million for the third quarter 2011; distributions declared from the company’s limited partner interest in ONEOK Partners of $50.5 million;

•	Completing in August a $300 million accelerated share repurchase agreement and receiving 4.3 million shares upon settlement of the repurchase agreement;
•
ONEOK Partners completing a two-for-one split of the partnership’s common units and Class B units on July 12, 2011, with the distribution of one unit for each unit outstanding.  As a result, ONEOK now owns 11,800,000 common units and 72,988,252 Class B units.  ONEOK Partners adjusted its minimum quarterly distribution and target distribution levels proportionately;

•
ONEOK, on a stand-alone basis, ending the third quarter with $650.0 million of commercial paper outstanding, $2.0 million in letters of credit, $20.5 million of cash and cash equivalents, $415.3 million of natural gas in storage, with $548.0 million available under its new credit facility;

•
ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $545.0 million for the nine-month 2011 period, which exceeded capital expenditures and dividends of $369.3 million by $175.7 million; and

•	Declaring a quarterly dividend of 56 cents per share payable on Nov. 14, 2011, to shareholders of record at the close of business Nov. 7, 2011, unchanged from the previous quarter.

BUSINESS-UNIT RESULTS:

ONEOK Partners

ONEOK Partners’ third-quarter 2011 operating income was $242.4 million, compared with $160.5 million in the same period last year.

The increase in third-quarter 2011 operating income, compared with the same period in 2010, reflects:

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ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

•
An $89.4 million increase in the natural gas liquids business due to favorable NGL price differentials and increased NGL fractionation and transportation capacity available for optimization activities between the Mid-Continent and Gulf-Coast markets;

•	An $11.6 million increase from higher net realized NGL and condensate prices in the natural gas gathering and processing business;
•	A $7.9 million increase from higher NGL volumes gathered and fractionated, and favorable contract renegotiations associated with exchange services activities in the natural gas liquids business;
•	A $7.3 million increase from higher isomerization margins in the natural gas liquids business; and
•	A $6.2 million increase due to higher natural gas volumes processed in the natural gas gathering and processing business.

These increases were offset partially by a $16.3 million gain from the third-quarter 2010 sale of a 49-percent ownership interest in Overland Pass Pipeline Company, and a $10.2 million decrease, compared with the same period last year, from the deconsolidation of Overland Pass Pipeline in September 2010 in the natural gas liquids business.

For the nine-month 2011 period, the ONEOK Partners segment posted operating income of $622.0 million, compared with $426.6 million in the same period a year earlier.

Nine-month 2011 results reflect:

•
A $207.4 million increase due to favorable NGL price differentials and increased NGL fractionation and transportation capacity available for optimization activities between the Mid-Continent and Gulf-Coast markets; a $38.8 million increase from higher NGL volumes gathered and fractionated, and favorable contract renegotiations associated with storage and exchange services activities; a $12.8 million increase from higher isomerization margins in the natural gas liquids business; and

•
A $26.7 million increase from higher net realized commodity prices; an $11.8 million increase due to favorable changes in contract terms; and a $9.3 million increase in natural gas volumes processed in the natural gas gathering and processing business.

These increases were offset partially by a $42.8 million decrease due to the September 2010 deconsolidation of Overland Pass Pipeline and a $16.3 million gain on the sale of a 49-percent ownership interest in Overland Pass Pipeline Company recorded in the third quarter 2010 in the natural gas liquids business; a $9.6 million decrease from lower natural gas transportation margins in the natural gas pipelines business; and a $6.1 million decrease from lower natural gas volumes gathered in the natural gas gathering and processing business.

Third-quarter 2011 operating costs were $106.3 million, compared with $97.8 million in the third quarter 2010.  Nine-month 2011 operating costs were $328.6 million, compared with $292.1 million in the same period a year earlier.  The increases for both the three- and nine-

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ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

month 2011 periods were due primarily to higher labor and employee-related costs associated with incentive and benefit plans, which includes share-based compensation costs; higher property taxes; and higher expenses for materials and outside services associated with scheduled maintenance at the partnership’s fractionator and storage facilities.  These increases were offset partially by the deconsolidation of Overland Pass Pipeline, which is now accounted for under the equity method of accounting in ONEOK Partners’ natural gas liquids business.

Equity earnings from investments were $32.0 million in the third quarter 2011, compared with $29.4 million in the same period in 2010.  For the nine-month 2011 period, equity earnings from investments were $93.7 million, compared with $71.2 million in the same period in 2010.  The increase for the nine-month 2011 period was due primarily to higher contracted capacity on the partnership’s 50-percent interest in Northern Border Pipeline.  Additionally, ONEOK Partners’ 50-percent interest in Overland Pass Pipeline is now included in equity earnings from investments, effective September 2010.

Key Statistics: More detailed information is listed on page 17 of the tables.

•
Natural gas gathered totaled 1,044 billion British thermal units per day (BBtu/d) in the third quarter 2011, relatively unchanged compared with the same period last year due to continued production declines in the Powder River Basin in Wyoming and certain parts of Kansas, offset partially by increased drilling activity in the Williston Basin; and up 2 percent compared with the second quarter 2011;

•
Natural gas processed totaled 723 BBtu/d in the third quarter 2011, up 8 percent compared with the same period last year due to increased drilling activity in the Williston Basin, offset partially by natural production declines in Kansas; and up 6 percent compared with the second quarter 2011;

•	The realized composite NGL net sales price was $1.09 per gallon in the third quarter 2011, up 25 percent compared with the same period last year; and unchanged compared with the second quarter 2011;
•	The realized condensate net sales price was $87.89 per barrel in the third quarter 2011, up 35 percent compared with the same period last year; and up 7 percent compared with the second quarter 2011;
•
The realized residue gas net sales price was $5.25 per million British thermal units (MMBtu) in the third quarter 2011, down 6 percent compared with the same period last year; and down 9 percent compared with the second quarter 2011;

•	The realized gross processing spread was $8.17 per MMBtu in the third quarter 2011, up 44 percent compared with the same period last year; and down 3 percent compared with the second quarter 2011;
•
Natural gas transportation capacity contracted totaled 5,132 thousand dekatherms per day in the third quarter 2011, down 6 percent compared with the same period last year due primarily to lower contracted capacity on Midwestern Gas Transmission resulting from narrower natural gas price location differentials; and down 3 percent compared with the second quarter 2011;

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ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

•
Natural gas transportation capacity subscribed was 79 percent in the third quarter 2011 compared with 84 percent subscribed for the same period last year; and down from 82 percent in the second quarter 2011;

•
The average natural gas price in the Mid-Continent region was $4.02 per MMBtu in the third quarter 2011, up 2 percent compared with the same period last year; and down 4 percent compared with the second quarter 2011;

•
NGLs fractionated totaled 529 thousand barrels per day (MBbl/d) in the third quarter 2011, up 6 percent compared with the same period last year due primarily to increased production through existing supply connections in Texas and the Mid-Continent and Rocky Mountain regions, and new supply connections in the Mid-Continent and Rocky Mountain regions; and down 2 percent compared with the second quarter 2011;

•
NGLs transported on gathering lines totaled 443 MBbl/d in the third quarter 2011, up 15 percent compared with the same period last year, after adjusting for the September 2010 deconsolidation of Overland Pass Pipeline, due primarily to increased production through existing supply connections in Texas and the Mid-Continent and Rocky Mountain regions, and new supply connections in the Mid-Continent and Rocky Mountain regions; and up 3 percent compared with the second quarter 2011;

•
NGLs transported on distribution lines totaled 457 MBbl/d in the third quarter 2011, relatively unchanged compared with the same period last year; and down 1 percent compared with the second quarter 2011; and

•
The Conway-to-Mont Belvieu average price differential for ethane, based on Oil Price Information Service (OPIS) pricing, was 27 cents per gallon in the third quarter 2011, up 170 percent compared with the same period last year; and up 35 percent compared with the second quarter 2011.

Distribution

The distribution segment reported operating income of $19.4 million in the third quarter 2011, compared with $19.6 million in the third quarter 2010.

For the nine months 2011, operating income was $145.0 million, compared with $165.7 million in the same period in 2010.

Nine-month 2011 results decreased as a result of higher operating costs due primarily to $9.5 million in higher share-based compensation costs and $2.4 million in increased pension costs.

Depreciation and amortization expense was $30.3 million for the third quarter 2011, compared with $32.8 million for the same period in 2010.  The decrease for the third quarter 2011 reflects lower regulatory amortization expense related to the expiration of the integrity- management program rider in Oklahoma, offset partially by higher depreciation expense associated with increased capital expenditures.

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ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

For the nine-month 2011 period, depreciation and amortization expense was $100.7 million, compared with $97.0 million in the same period of 2010.  The increase for the nine-month 2011 period was due primarily to higher depreciation expense associated with the investment in automated meter-reading in Oklahoma, offset partially by reduced regulatory amortization expense related to the expiration of the integrity-management program rider in Oklahoma.

Key Statistics: More detailed information is listed on page 17 of the tables.

•	Residential natural gas sales totaled 7.3 billion cubic feet (Bcf) in the third quarter 2011, relatively unchanged compared with the same period last year;
•
Total natural gas volumes sold were 11.4 Bcf in the third quarter 2011, down 21 percent compared with the same period last year due to lower wholesale volumes available for sale, which had minimal impact on margins; and

•	Total natural gas volumes delivered were 55.7 Bcf in the third quarter 2011, down 3 percent compared with the same period last year.

Energy Services

The energy services segment reported a third-quarter 2011 operating loss of $12.7 million, compared with operating income of $6.9 million in the same period in 2010.

Third-quarter results reflect a $21.3 million decrease, compared with the same period last year, in natural gas transportation margins, net of hedging, due primarily to narrower realized natural gas price location differentials.

Operating income for the nine-month 2011 period was $29.2 million, compared with $110.9 million in the same period in 2010.

Nine-month 2011 results, compared with the same period last year, reflect:

•	A $55.5 million decrease in natural gas transportation margins, net of hedging, due primarily to narrower realized natural gas price location differentials;
•	An $18.3 million decrease in storage and marketing margins due primarily to lower realized seasonal natural gas storage price differentials, net of hedging;
•	A $6.5 million decrease in premium-services margins associated with lower demand fees; and
•	A $4.0 million decrease in financial trading margins compared with the same period last year.

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ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2011	2010	2011	2010
	(Millions of dollars)
Marketing, storage and transportation revenues, gross	$30.6	$57.6	$167.3	$272.6
Storage and transportation costs	39.4	45.9	120.8	145.8
Marketing, storage and transportation, net	(8.8)	11.7	46.5	126.8
Financial trading, net	1.4	2.4	1.6	5.6
Net margin	$(7.4)	$14.1	$48.1	$132.4

Key Statistics: More detailed information is listed on page 17 of the tables.

•	Total natural gas in storage at Sept. 30, 2011, was 61.6 Bcf, compared with 65.4 Bcf a year earlier;
•	Total natural gas storage capacity under lease at Sept. 30, 2011, was 75.6 Bcf, compared with 76.6 Bcf a year earlier; and
•
Total natural gas transportation capacity under lease at Sept. 30, 2011, was 1.2 billion cubic feet per day (Bcf/d), of which 1.2 Bcf/d was contracted under long-term natural gas transportation contracts, compared with 1.4 Bcf/d of total capacity and 1.2 Bcf/d of long-term capacity a year earlier.

2011 EARNINGS GUIDANCE INCREASED

ONEOK’s 2011 net income is expected to be in the range of $345 million to $365 million, compared with its previously announced range of $325 million to $345 million that was provided on Aug. 2, 2011.  The increased guidance reflects higher expected earnings in the ONEOK Partners segment.  Additional information is available in the guidance tables on the ONEOK website.

The midpoint for ONEOK’s 2011 operating income guidance increased to $1,121 million, compared with its previous guidance midpoint of $1,012 million.  The midpoint for ONEOK’s 2011 net income guidance is $355 million, compared with its previous guidance of $335 million.

The midpoint of the ONEOK Partners segment’s 2011 operating income guidance has been updated to $870 million, compared with its previous guidance of $752 million.  The updated 2011 guidance reflects higher expected earnings in the natural gas liquids business.

The midpoint of the distribution segment’s 2011 operating income was reduced to $209 million, compared with its previous guidance of $218 million.  The reduction reflects higher operating costs, primarily employee-related costs, and lower residential and commercial margins.

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ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

The midpoint of the energy services segment’s 2011 operating income guidance is unchanged at $42 million.

2011 capital expenditures are expected to be approximately $1.5 billion, comprised of approximately $1.2 billion at ONEOK Partners and $271 million at ONEOK on a stand-alone basis.

On a stand-alone basis, the midpoint of ONEOK’s 2011 guidance for cash flow before changes in working capital has been updated to $722 million, compared with its previous guidance of $680 million.  Cash flow before changes in working capital is expected to exceed capital expenditures and dividends by $210 million to $240 million.  Additional information is available in the guidance tables on the ONEOK website.

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK and ONEOK Partners management will conduct a joint conference call on Wednesday, Nov. 2, 2011, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time).  The call will also be carried live on ONEOK’s and ONEOK Partners’ websites.

To participate in the telephone conference call, dial 888-329-8889, pass code 4184520, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, and ONEOK Partners’ website, www.oneokpartners.com, for 30 days.  A recording will be available by phone for seven days.  The playback call may be accessed at 888-203-1112 pass code 4184520.

LINK TO EARNINGS TABLES:

http://www.oneok.com/Investor/FinancialInformation/~/media/ONEOK/EarningsTables/OKE_Q3_2011_Earnings_1nf0s3z.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURE

ONEOK has disclosed in this news release stand-alone cash flow, before changes in working capital, which is a non-GAAP financial measure.  Stand-alone cash flow, before changes in working capital, is used as a measure of the company’s financial performance.  Stand-alone cash flow, before changes in working capital, is defined as net income less the portion attributable to non-controlling interests, adjusted for equity in earnings and distributions received from ONEOK Partners, and ONEOK’s stand-alone depreciation and amortization, deferred income taxes, net of the change in taxes receivable, and certain other items.

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ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

The non-GAAP financial measure described above is useful to investors because the measurement is used as a measurement of financial performance of the company’s fundamental business activities.  ONEOK stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

This non-GAAP financial measure excludes some, but not all, items that affect net income.  Additionally, this calculation may not be comparable with similarly titled measures of other companies.  A reconciliation of stand-alone cash flow, before changes in working capital, to net income is included in the financial tables.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, including energy sales and demand for our services and energy prices;
•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the status of deregulation of retail natural gas distribution;

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ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired or constructed by us;
•	our ability to make cost-saving changes in operations;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in energy commodity prices;
•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension and postretirement expense and funding resulting from changes in stock and bond market returns;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;
•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC), the National Transportation Safety Board (NTSB), the Pipeline and Hazardous Materials Safety Administration (PHMSA), the Environmental Protection Agency (EPA) and the Commodity Futures Trading Commission (CFTC);

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	the ability to market pipeline capacity on favorable terms, including the effects of:
- future demand for and prices of natural gas and NGLs;
- competitive conditions in the overall energy market;
- availability of supplies of Canadian and United States natural gas; and
- availability of additional storage capacity;
•	performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
•
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	our ability to control operating costs;
•	adverse labor relations;
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
•	economic climate and growth in the geographic areas in which we do business;
•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;
•	the impact of recently issued and future accounting updates and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

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ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the possible loss of natural gas distribution franchises or other adverse effects caused by the actions of municipalities;
•	the impact of uncontracted capacity in our assets being greater or less than expected;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
•	the impact of potential impairment charges;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Item 1A, Risk Factors, in the Annual Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

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ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2011	2010	2011	2010
	(Thousands of dollars, except per share amounts)

Revenues	$3,595,191	$2,942,703	$10,976,555	$9,673,802
Cost of sales and fuel	3,061,198	2,491,333	9,287,365	8,145,035
Net margin	533,993	451,370	1,689,190	1,528,767
Operating expenses
Operations and maintenance	186,935	183,893	581,338	542,643
Depreciation and amortization	75,986	77,234	234,201	230,600
General taxes	22,122	19,465	77,026	67,643
Total operating expenses	285,043	280,592	892,565	840,886
Gain (loss) on sale of assets	(69)	16,126	(791)	15,068
Operating income	248,881	186,904	795,834	702,949
Equity earnings from investments	32,029	29,390	93,665	71,182
Allowance for equity funds used during construction	759	266	1,625	748
Other income	124	6,710	1,027	4,966
Other expense	(13,318)	(2,097)	(13,571)	(5,338)
Interest expense	(73,841)	(70,907)	(228,688)	(222,788)
Income before income taxes	194,634	150,266	649,892	551,719
Income taxes	(33,754)	(29,965)	(154,900)	(158,324)
Net income	160,880	120,301	494,992	393,395
Less: Net income attributable to noncontrolling interests	100,559	65,006	249,399	141,837
Net income attributable to ONEOK	$60,321	$55,295	$245,593	$251,558

Earnings per share of common stock
Net earnings per share, basic	$0.58	$0.52	$2.33	$2.37
Net earnings per share, diluted	$0.57	$0.51	$2.28	$2.34

Average shares of common stock (thousands)
Basic	103,303	106,443	105,220	106,310
Diluted	105,970	107,651	107,727	107,415

Dividends declared per share of common stock	$0.56	$0.46	$1.60	$1.34

-more-

ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
(Unaudited)	2011	2010
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$148,407	$31,034
Accounts receivable, net	1,141,132	1,332,726
Gas and natural gas liquids in storage	658,059	708,933
Commodity imbalances	105,884	94,854
Energy marketing and risk management assets	56,301	61,940
Other current assets	202,260	149,558
Total current assets	2,312,043	2,379,045

Property, plant and equipment
Property, plant and equipment	10,709,417	9,854,485
Accumulated depreciation and amortization	2,690,104	2,541,302
Net property, plant and equipment	8,019,313	7,313,183

Investments and other assets
Goodwill and intangible assets	1,016,044	1,022,894
Energy marketing and risk management assets	24,232	1,921
Investments in unconsolidated affiliates	1,224,397	1,188,124
Other assets	575,095	594,008
Total investments and other assets	2,839,768	2,806,947
Total assets	$13,171,124	$12,499,175

-more-

ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
(Unaudited)	2011	2010
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$365,253	$643,236
Notes payable	650,000	556,855
Accounts payable	1,241,633	1,215,468
Commodity imbalances	236,365	288,494
Energy marketing and risk management liabilities	130,993	22,800
Other current liabilities	352,520	424,259
Total current liabilities	2,976,764	3,151,112

Long-term debt, excluding current maturities	4,532,053	3,686,542

Deferred credits and other liabilities
Deferred income taxes	1,386,959	1,171,997
Energy marketing and risk management liabilities	1,135	2,221
Other deferred credits	592,153	566,462
Total deferred credits and other liabilities	1,980,247	1,740,680

Commitments and contingencies

Equity
ONEOK shareholders' equity:
Common stock, $0.01 par value:
authorized 300,000,000 shares; issued 122,895,643 shares and outstanding
102,982,759 shares at September 30, 2011; issued 122,815,636 shares and
outstanding 106,815,582 shares at December 31, 2010	1,229	1,228
Paid-in capital	1,404,087	1,392,671
Accumulated other comprehensive loss	(174,573)	(108,802)
Retained earnings	1,903,056	1,826,800
Treasury stock, at cost: 19,912,884 shares at September 30, 2011 and
16,000,054 shares at December 31, 2010	(947,839)	(663,274)
Total ONEOK shareholders' equity	2,185,960	2,448,623

Noncontrolling interests in consolidated subsidiaries	1,496,100	1,472,218

Total equity	3,682,060	3,920,841
Total liabilities and equity	$13,171,124	$12,499,175

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ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS	Nine Months Ended
	September 30,
(Unaudited)	2011	2010
	(Thousands of dollars)
Operating Activities
Net income	$494,992	$393,395
Depreciation and amortization	234,201	230,600
Allowance for equity funds used during construction	(1,625)	(748)
Loss (gain) on sale of assets	791	(15,068)
Equity earnings from investments	(93,665)	(71,182)
Distributions received from unconsolidated affiliates	87,151	69,889
Deferred income taxes	200,961	94,997
Share-based compensation expense	39,297	15,949
Other	(1,260)	3,853
Changes in assets and liabilities:
Accounts receivable	194,631	567,141
Gas and natural gas liquids in storage	26,975	(158,873)
Accounts payable	(401)	(363,285)
Commodity imbalances, net	(63,159)	(71,840)
Unrecovered purchased gas costs	(28,676)	72,431
Energy marketing and risk management assets and liabilities	(12,705)	118,319
Fair value of firm commitments	(18,204)	(91,575)
Other assets and liabilities	(29,685)	(33,972)
Cash provided by operating activities	1,029,619	760,031
Investing Activities
Capital expenditures (less allowance for equity funds used during construction)	(862,310)	(356,289)
Distributions received from unconsolidated affiliates	16,158	9,342
Contributions to unconsolidated affiliates	(51,686)	(1,313)
Proceeds from sale of assets	951	424,740
Other	-	2,968
Cash provided by (used in) investing activities	(896,887)	79,448
Financing Activities
Borrowing (repayment) of notes payable, net	93,145	(555,485)
Issuance of debt, net of discounts	1,295,450	-
Long-term debt financing costs	(10,986)	-
Payment of debt	(724,405)	(259,648)
Repurchase of common stock	(300,108)	(5)
Issuance of common stock	7,142	9,357
Issuance of common units, net of discounts	-	322,701
Dividends paid	(169,337)	(142,426)
Distributions to noncontrolling interests	(206,260)	(192,889)
Cash used in financing activities	(15,359)	(818,395)
Change in cash and cash equivalents	117,373	21,084
Cash and cash equivalents at beginning of period	31,034	29,399
Cash and cash equivalents at end of period	$148,407	$50,483

-more-

ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2011	2010	2011	2010
	(Millions of dollars, except as noted)
ONEOK Partners
Net margin	$394.0	$286.0	$1,083.1	$835.3
Operating costs	$106.3	$97.8	$328.6	$292.1
Depreciation and amortization	$45.2	$43.8	$131.7	$131.7
Operating income	$242.4	$160.5	$622.0	$426.6
Capital expenditures	$252.2	$104.1	$662.4	$202.8
Natural gas gathering and processing business (a)
Natural gas gathered (BBtu/d)	1,044	1,046	1,021	1,075
Natural gas processed (BBtu/d)	723	669	682	674
Residue gas sales (BBtu/d)	348	292	308	286
Realized composite NGL net sales price ($/gallon) (b)	$1.09	$0.87	$1.09	$0.92
Realized condensate net sales price ($/Bbl) (b)	$87.89	$65.14	$81.63	$63.61
Realized residue gas net sales price ($/MMBtu) (b)	$5.25	$5.60	$5.63	$5.43
Realized gross processing spread ($/MMBtu) (b)	$8.17	$5.67	$8.30	$5.97
Natural gas pipelines business (a)
Natural gas transportation capacity contracted (MDth/d)	5,132	5,460	5,353	5,627
Transportation capacity subscribed	79%	84%	83%	87%
Average natural gas price
Mid-Continent region ($/MMBtu)	$4.02	$3.94	$4.10	$4.35
Natural gas liquids business (a)
NGL sales (MBbl/d)	485	449	481	443
NGLs fractionated (MBbl/d) (c)	529	500	522	505
NGLs transported-gathering lines (MBbl/d) (d)	443	436	424	452
NGLs transported-distribution lines (MBbl/d)	457	455	460	468
Conway-to-Mont Belvieu OPIS average price differential
Ethane ($/gallon)	$0.27	$0.10	$0.21	$0.11
(a) - For consolidated entities only.
(b) - Presented net of the impact of hedging activities and includes equity volumes only.
(c) - Includes volumes fractionated from company-owned and third-party facilities.
(d) - 2010 volume information includes 52 MBbl/d and 84 MBbl/d for the three and nine months ended September 30, 2010, respectively, related to Overland Pass Pipeline Company which is accounted for under the equity method in 2011.

Distribution
Net margin	$146.8	$150.8	$556.1	$559.1
Operating costs	$97.1	$98.4	$310.4	$296.4
Depreciation and amortization	$30.3	$32.8	$100.7	$97.0
Operating income	$19.4	$19.6	$145.0	$165.7
Capital expenditures	$67.5	$67.4	$176.5	$145.7
Natural gas volumes (Bcf)
Natural gas sales	11.4	14.4	104.4	116.2
Transportation	44.3	42.8	153.2	153.1
Natural gas margins
Net margin on natural gas sales	$119.4	$121.7	$460.5	$462.2
Transportation margin	$19.3	$19.0	$67.3	$67.1

Energy Services
Net margin	$(7.4)	$14.1	$48.1	$132.4
Operating costs	$5.2	$7.0	$18.6	$21.0
Depreciation and amortization	$0.1	$0.2	$0.3	$0.5
Operating income (loss)	$(12.7)	$6.9	$29.2	$110.9
Natural gas marketed (Bcf)	187	224	639	693
Natural gas gross margin ($/Mcf)	$(0.03)	$0.07	$0.08	$0.20
Physically settled volumes (Bcf)	395	470	1,294	1,414
-more-

ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended September 30, 2011
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$242	$-	$242
Distribution	19	-	-	19
Energy Services	(13)	-	-	(13)
Other	1	-	-	1
Operating income	7	242	-	249
Equity in earnings of ONEOK Partners	109	-	(109)	-
Other income (expense)	(6)	26	-	20
Interest expense	(18)	(56)	-	(74)
Income taxes	(32)	(2)	-	(34)
Net income	60	210	(109)	161
Less: Net income attributable to noncontrolling interests	-	-	101	101
Net income attributable to ONEOK	$60	$210	$(210)	$60

	Nine Months Ended September 30, 2011
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$622	$-	$622
Distribution	145	-	-	145
Energy Services	29	-	-	29
Other	-	-	-	-
Operating income	174	622	-	796
Equity in earnings of ONEOK Partners	283	-	(283)	-
Other income (expense)	(7)	90	-	83
Interest expense	(58)	(171)	-	(229)
Income taxes	(146)	(9)	-	(155)
Net income	246	532	(283)	495
Less: Net income attributable to noncontrolling interests	-	-	249	249
Net income attributable to ONEOK	$246	$532	$(532)	$246

-more-

ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended September 30, 2010
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$161	$-	$161
Distribution	20	-	-	20
Energy Services	7	-	-	7
Other	(1)	-	-	(1)
Operating income	26	161	-	187
Equity in earnings of ONEOK Partners	77	-	(77)	-
Other income (expense)	2	32	-	34
Interest expense	(22)	(49)	-	(71)
Income taxes	(28)	(2)	-	(30)
Net income	55	142	(77)	120
Less: Net income attributable to noncontrolling interests	-	-	65	65
Net income attributable to ONEOK	$55	$142	$(142)	$55

	Nine Months Ended September 30, 2010
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$427	$-	$427
Distribution	166	-	-	166
Energy Services	111	-	-	111
Other	(1)	-	-	(1)
Operating income	276	427	-	703
Equity in earnings of ONEOK Partners	189	-	(189)	-
Other income (expense)	(1)	72	-	71
Interest expense	(66)	(157)	-	(223)
Income taxes	(146)	(12)	-	(158)
Net income	252	330	(189)	393
Less: Net income attributable to noncontrolling interests	-	-	141	141
Net income attributable to ONEOK	$252	$330	$(330)	$252

-more-

ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

ONEOK, Inc. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

Nine Months Ended
(Unaudited)	September 30, 2011
(Millions of dollars)
Net income	$495.0
Net income attributable to noncontrolling interests	(249.4)
Equity in earnings of ONEOK Partners	(282.7)
Distributions received from ONEOK Partners	245.6
Depreciation and amortization	102.5
Deferred income taxes, net of taxes receivable	196.0
Other	38.0
Cash flow, before changes in working capital	$545.0

-more-

ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

	Updated	Previous
	2011	2011
	Guidance	Guidance	Change
(Millions of dollars)

Operating income
ONEOK Partners	$870	$752	$118
Distribution	209	218	(9)
Energy Services	42	42	-
Other	-	-	-
Operating income	1,121	1,012	109
Equity earnings from investments	126	123	3
Other income (expense)	(15)	7	(22)
Interest expense	(295)	(293)	(2)
Income before income taxes	937	849	88
Income taxes	(226)	(221)	(5)
Net income	711	628	83
Less: Net income attributable to noncontrolling interests	356	293	63
Net income attributable to ONEOK	$355	$335	$20

Capital expenditures
ONEOK Partners	$1,186	$1,292	$(106)
Distribution	240	238	2
Other	31	20	11
Total capital expenditures	$1,457	$1,550	$(93)

*Amounts shown are midpoints of ranges provided.

-more-

ONEOK Announces Higher Third-quarter 2011 Financial Results;
Increases 2011 Earnings Guidance

November 1, 2011

ONEOK, Inc. and Subsidiaries
EARNINGS GUIDANCE*

	Updated	Previous
	2011	2011
	Guidance	Guidance	Change
(Millions of dollars)

ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital
Net income attributable to ONEOK	$355	$335	$20
Depreciation and amortization	134	134	-
Equity earnings from investments	(399)	(352)	(47)
Distributions received from unconsolidated affiliates	333	333	-
Deferred income taxes	247	200	47
Other	52	30	22
Cash flow, before changes in working capital	$722	$680	$42

*Amounts shown are midpoints of ranges provided.